                                   EXHIBIT 2.1





                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                          MAXIM PHARMACEUTICALS, INC.,
                             a Delaware corporation;


                             M-80 ACQUISITION CORP.,
                             a Delaware corporation;

                                       and


                                 CYTOVIA, INC.,
                             a Delaware corporation.







                            ---------------------------

                              Dated as of June 2, 2000
                            ---------------------------




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                                TABLE OF CONTENTS

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                                                                                         PAGE
SECTION 1.  DESCRIPTION OF TRANSACTION......................................................1

         1.1      Merger of Merger Sub into the Company.....................................1

         1.2      Effect of the Merger......................................................1

         1.3      Closing; Effective Time...................................................1

         1.4      Certificate of Incorporation and Bylaws; Directors and Officers...........2

         1.5      Conversion of Shares......................................................2

         1.6      Company Options and Warrants..............................................4

         1.7      Closing of the Company's Transfer Books...................................4

         1.8      Exchange of Certificates..................................................4

         1.9      Dissenting Shares.........................................................6

         1.10     Tax Consequences..........................................................6

         1.11     Accounting Treatment......................................................6

         1.12     Further Action............................................................6

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................7

         2.1      Due Organization; No Subsidiaries.........................................7

         2.2      Certificate of Incorporation and Bylaws; Records..........................7

         2.3      Capitalization............................................................8

         2.4      Financial Statements......................................................9

         2.5      Absence of Changes.......................................................10

         2.6      Title to Assets..........................................................11

         2.7      Bank Accounts; Receivables...............................................12

         2.8      Equipment; Leasehold.....................................................12

         2.9      Proprietary Assets.......................................................12

         2.10     Contracts................................................................14

         2.11     Liabilities; Fees, Costs and Expenses....................................16

         2.12     Compliance with Legal Requirements.......................................16

         2.13     Governmental Authorizations..............................................16

         2.14     Tax Matters..............................................................17

         2.15     Employee and Labor Matters; Benefit Plans................................18

         2.16     Environmental Matters....................................................20

                                       i


         2.17     Insurance................................................................21

         2.18     Related Party Transactions...............................................21

         2.19     Legal Proceedings; Orders................................................22

         2.20     Authority; Binding Nature of Agreement...................................22

         2.21     Non-Contravention; Consents..............................................23

         2.22     Finder's Fee.............................................................23

         2.23     Full Disclosure..........................................................24

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........................24

         3.1      Corporate Existence and Power............................................24

         3.2      Authority; Binding Nature of Agreement...................................24

         3.3      Capitalization...........................................................24

         3.4      SEC Filings; Financial Statements........................................25

         3.5      No Conflict..............................................................25

         3.6      Valid Issuance...........................................................26

         3.7      No Material Adverse Effect...............................................26

         3.8      Legal Proceedings........................................................26

         3.9      Information Supplied.....................................................26

SECTION 4.  CERTAIN COVENANTS OF THE COMPANY...............................................26

         4.1      Access and Investigation.................................................26

         4.2      Operation of the Company's Business......................................27

         4.3      Notification by Company; Updates to Company Disclosure Schedule..........29

         4.4      Notification by Parent; Updates..........................................29

         4.5      No Negotiation...........................................................30

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES............................................30

         5.1      Filings and Consents.....................................................30

         5.2      Information Statement....................................................30

         5.3      Public Announcements.....................................................32

         5.4      Amendment of Employment Agreements.......................................32

         5.5      Diligent efforts.........................................................32

         5.6      Tax Matters..............................................................32

                                      ii

         5.7      Termination of Agreements................................................32

         5.8      Status Letter and Release................................................33

         5.9      Termination of Employee Plans............................................33

         5.10     FIRPTA Matters...........................................................33

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB...................33

         6.1      Accuracy of Representations..............................................33

         6.2      Performance of Covenants.................................................33

         6.3      Stockholder Approval.....................................................33

         6.4      Consents.................................................................33

         6.5      Agreements and Documents.................................................34

         6.6      Conversion of Preferred Stock............................................34

         6.7      Listing..................................................................34

         6.8      No Material Adverse Change...............................................35

         6.9      No Restraints............................................................35

         6.10     No Governmental Litigation...............................................35

         6.11     No Other Litigation......................................................35

         6.12     Termination of Employee Plans............................................35

         6.13     FIRPTA Compliance........................................................35

         6.14     Satisfactory Completion of Pre-Merger Review.............................35

         6.15     Grant of Stock Options...................................................36

         6.16     Cancellation of Stock....................................................36

         6.17     Fully Diluted Company Share Amount.......................................36

         6.18     Dissenting Shares........................................................36

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.............................36

         7.1      Accuracy of Representations..............................................36

         7.2      Performance of Covenants.................................................36

         7.3      Documents................................................................36

         7.4      Stockholder Approval.....................................................37

         7.5      Listing..................................................................37

         7.6      No Material Adverse Change...............................................37

                                      iii


         7.7      No Restraints............................................................37

SECTION 8.  TERMINATION....................................................................37

         8.1      Termination Events.......................................................37

         8.2      Termination Procedures...................................................38

         8.3      Effect of Termination....................................................38

SECTION 9.  REGISTRATION RIGHTS............................................................39

         9.1      Registration Statement...................................................39

         9.2      Indemnification..........................................................40

         9.3      Transferability of Registration Rights...................................41

         9.4      Delay of Registration; Suspension........................................41

         9.5      Amendment................................................................42

SECTION 10.  MISCELLANEOUS PROVISIONS......................................................42

         10.1     Further Assurances.......................................................42

         10.2     Fees and Expenses........................................................42

         10.3     Attorneys' Fees..........................................................42

         10.4     Notices..................................................................43

         10.5     Time of the Essence......................................................43

         10.6     Headings.................................................................44

         10.7     Counterparts.............................................................44

         10.8     Governing Law............................................................44

         10.9     Successors and Assigns...................................................44

         10.10    Remedies Cumulative; Specific Performance................................44

         10.11    Waiver...................................................................44

         10.12    Amendments...............................................................44

         10.13    Severability.............................................................45

         10.14    Parties in Interest......................................................45

         10.15    Entire Agreement.........................................................45

         10.16    Survival of Representations and Warranties...............................45

         10.17    Construction.............................................................45

         10.18    Negotiation of Disputes..................................................45

                                      iv


         10.19    Arbitration..............................................................46

                                       v

                              AGREEMENT AND PLAN OF
                            MERGER AND REORGANIZATION


         THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("AGREEMENT") is made and entered into as of June 2, 2000, by and among: MAXIM PHARMACEUTICALS, INC., a Delaware corporation ("PARENT"); M-80 ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB") and CYTOVIA, INC., a Delaware corporation (the "COMPANY"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

         A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the "Merger") in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

         B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a purchase.

         C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company and has been adopted by Parent, as the sole stockholder of Merger Sub.

         D. In connection with the execution and delivery of this Agreement, certain stockholders of the Company are executing and delivering to Parent certain Voting Agreements of even date herewith regarding, among other things, the voting of such stockholders' shares of Company capital stock.

                                    AGREEMENT

         The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

         1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION").

         1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

         1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Cooley Godward llp,

4365 Executive Drive, Suite 1100, San Diego, California 92121 at 8:00 a.m. on the first business day after the last of the conditions set forth in Section 6 or Section 7 is satisfied (or waived by Parent). The time and date as of which the Closing is required to take place pursuant to this Section 1.3 is referred to in this Agreement as the "CLOSING DATE". Subject to the provisions of this Agreement, simultaneously with or as soon as practicable following the Closing, a properly executed certificate an agreement of merger satisfying the applicable requirements of the DGCL (the "CERTIFICATE OF MERGER") shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the latest of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (b) such other date and time as may be specified in the Certificate of Merger with the consent of Parent and the Company (such latest date being referred to as the "EFFECTIVE TIME").

         1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent prior to the Effective Time:

                  (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to EXHIBIT B;

                  (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to EXHIBIT C; and

                  (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on EXHIBIT D.

         1.5 CONVERSION OF SHARES.

                  (a) Subject to Sections 1.8(a) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

                           (i) except as provided in Section 1.5(a)(ii), each
share of the common stock, par value $.001 per share of the Company (the "COMPANY COMMON STOCK"), outstanding immediately prior to the Effective Time shall be converted into the right to receive that fraction of a share of the common stock, par value $.001 per share of Parent ("PARENT COMMON STOCK") equal to the Exchange Ratio (as defined in Section 1.5(b)(i));

                           (ii) any shares of Company Common Stock then held by
the Company or held in the Company's treasury shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefore; and

                           (iii) each share of the common stock of Merger Sub
outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.


                                       2.

                  (b) For purposes of this Agreement:

                           (i) The "EXCHANGE RATIO" shall be the fraction
determined by dividing (A) the number obtained by dividing (1) $65,000,000, by
(2) the Average Trading Price (as defined below), by (B) the Fully Diluted Company Share Amount (as defined below).

                           (ii) The "AVERAGE TRADING PRICE" shall be the average
of the closing sales prices for one share of Parent Common Stock as reported on Nasdaq for the five consecutive trading days ending (and including) one day prior to the execution date of this Agreement.

                           (iii) The "FULLY DILUTED COMPANY SHARE AMOUNT" is
4,536,394 shares, which the Company represents is the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), (B) the aggregate number of shares of Company Common Stock issuable upon conversion of all shares of Preferred Stock of the Company outstanding immediately prior to the Effective Time in accordance with the Company's certificate of incorporation as then in effect, (C) the aggregate number of shares of Company Common Stock issuable pursuant to all options to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time ("COMPANY OPTIONS"), (D) the aggregate number of shares of Company Common Stock issuable pursuant to all warrants to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time ("COMPANY WARRANTS"), and (E) the aggregate number of shares of Company Common Stock issuable pursuant to any other rights to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time.

                           (iv) The "MERGER CONSIDERATION" receivable by a
holder of capital stock of the Company shall consist of (i) the shares of Parent Common Stock issuable to such holder in accordance with Section 1.5(a)(i) upon the surrender of the certificate or certificates representing capital stock of the Company held by such holder, and (ii) the right of such holder to receive cash in lieu of fractional shares of Parent Common Stock in accordance with
Section 1.8(a).

                           (v) The "MERGER SHARES" shall mean the shares of
Parent Common Stock to be issued pursuant to Section 1.5(a)(i).

                  (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to


                                       3.

exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

         1.6 COMPANY OPTIONS AND WARRANTS. At the Effective Time, each then outstanding Company Option or Company Warrant, whether vested or unvested, shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company Stock Option Plan under which such Company Option was issued, if any, and the stock option agreement or warrant agreement by which such Company Option or Company Warrant is evidenced. To the extent that any Company Options are incentive stock options, within the meaning of Section 422 of the Code, the provisions of this Section 1.6 shall be interpreted and applied so as to comply with the requirements of Section 424(a) of the Code, so that such Company Options shall continue to qualify as incentive stock options after their assumption by Parent. All rights with respect to Company Common Stock under outstanding Company Options or Company Warrants shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (a) each Company Option or Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Company Option or Company Warrant shall be equal to the number of shares of Company Common Stock that were subject to such Company Option or Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option or Company Warrant shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option or Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option or Company Warrant shall continue in full force and effect, and the term, exercisability, vesting schedule, acceleration rights and other provisions of such Company Option or Company Warrant shall otherwise remain unchanged. The Company and Parent shall take all action that may be necessary (under all Company Stock Option Plans and otherwise) to effectuate the provisions of this Section 1.6. Parent shall file with the SEC, within 90 days after the Closing Date, a registration statement on Form S-8 registering the exercise of the Company Options assumed by Parent pursuant to this Section 1.6.

         1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of capital stock of the Company that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock of the Company outstanding immediately prior to the Effective Time. No further transfer of any such shares of capital stock of the Company shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of capital stock of the Company (a "COMPANY STOCK CERTIFICATE") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.


                                       4.

         1.8 EXCHANGE OF CERTIFICATES.

                  (a) As soon as practicable after the Effective Time, Parent will send to each of the registered holders of Company Stock Certificates a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall deliver to the holder of such Company Stock Certificate a certificate representing the number of shares of Parent Common Stock that such holder has the right to receive pursuant to
Section 1.5, provided that the certificates representing Parent Common Stock to be delivered to the holder of a Company Stock Certificate represent only whole shares of Parent Common Stock and in lieu of any fractional shares to which such holder would otherwise be entitled, the holder of such Company Stock Certificate shall be paid in cash an amount equal to the sum of the dollar amount (rounded to the nearest whole cent) determined by multiplying the Average Trading Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such holder. In the event two or more Company Stock Certificates represent shares of Company Common Stock by any single holder, all calculations respecting the number of shares and amount of cash to be delivered to such holder shall be made based on the aggregate number of shares represented by such Company Stock Certificates. All Company Stock Certificates so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration in accordance with this Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock or the payment of cash in lieu of fractional shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

                  (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this
Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

                  (c) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

                                       5.

                  (d) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 DISSENTING SHARES.

                  (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of the California Corporation Code (the "CCC") or shares seeking rights of appraisal pursuant to Section 262 of the DGCL shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section
1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(a)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the CCC or Section 262 of the DGCL; provided, however, that if (i) the status of any such shares as "dissenting shares" shall not be perfected, (ii) the rights of appraisal relating to such shares shall not be perfected, or (iii) any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with the terms of this Agreement.

                  (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the CCC or Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CCC or the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

         1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         1.11 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a purchase.

         1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.


                                       6.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Merger Sub, as follows subject to such exceptions as are disclosed in the Company Disclosure
Schedule:

         2.1 DUE ORGANIZATION; NO SUBSIDIARIES.

                  (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Company Contracts.

                  (b) Except as set forth in Part 2.1(b) of the Company Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

                  (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c)(i) of the Company Disclosure Schedule. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c)(ii) of the Company Disclosure Schedule.

                  (d) Part 2.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors,
(ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

                  (e) The Company does not own any controlling interest in any Entity and, except for the equity interests identified in Part 2.1(e) of the Company Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

         2.2 CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (1) the Company's certificate of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company since the inception of the Company. There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's certificate of incorporation or bylaws, and the Company has not


                                       7.

taken any action that is inconsistent in any material respect with any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

         2.3 CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of:
(i) 10,000,000 shares of Common Stock (par value $.001 per share), of which 405,445 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 2,429,856 shares of Preferred Stock (par value $.001 per share), of which (A) 1,084,860 shares are designated Series A Preferred Stock, all of which are issued and outstanding, (B) 450,000 shares are designated Series A-1 Junior Preferred Stock, all of which are issued and outstanding, (C) 558,660 of the shares are designated Series A-2 Preferred Stock, all of which are issued and outstanding, (D) 150,000 of the shares are designated Series B Preferred Stock, all of which are issued and outstanding and (E) 186,336 of the shares of Preferred Stock are designated Series C Preferred Stock, all of which are issued and outstanding. As of the date hereof and as of the Effective Time, each outstanding share of Preferred Stock of the Company is and shall be convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Preferred Stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. All outstanding shares of Company Common Stock and Preferred Stock of the Company, and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Part 2.3(a) of the Company Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any shares of capital stock of the Company is subject.

                  (b) The Company has reserved 522,291 shares of Company Common Stock for issuance under the Company Stock Option Plans, of which options to purchase 356,609 shares are outstanding as of the date of this Agreement. Part 2.3(b) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option outstanding as of the date hereof (whether vested or unvested): (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that is subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option (including any circumstances under which such vesting may be accelerated as a result of the Merger or otherwise); (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the


                                       8.

Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (iv) to the Knowledge of the Company, condition or circumstance that may give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

                  (c) Except as set forth in Part 2.3(c) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the DGCL and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

                  (d) No more than 35 stockholders of the Company do not qualify as an "accredited investor" (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act). Each stockholder of the Company who is not an accredited investor either alone or with his "purchaser representative" has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risk of the issuance of shares of Parent Common Stock to such person in connection with the Merger.

         2.4 FINANCIAL STATEMENTS.

                  (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "COMPANY FINANCIAL STATEMENTS"):

                           (i) the audited balance sheet of the Company as of
December 31, 1999, and the related audited statement of operations, statement of stockholders' equity and statement of cash flows of the Company for the year then ended, together with the notes thereto and the unqualified report and opinion of Ernst & Young LLP relating thereto; and

                           (ii) the unaudited balance sheet of the Company as of
April 30, 2000 (the "UNAUDITED INTERIM BALANCE SHEET"), and the related unaudited statement of operations of the Company for the four months then ended.

                  (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and in the case of the financial statements referred to in Section 2.4(a)(i), cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude). The total assets and annual net sales (within the meaning of the HSR Act) of the Company are less than $10,000,000 in the aggregate, and accordingly no notification form or other document is required to be filed under the HSR Act with respect to the Merger.



                                       9.

         2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since December 31, 1999:

                  (a) there has not been any adverse change in the Company's business, condition, capitalization, assets, liabilities, operations, financial performance or prospects, and, to the Knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

                  (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

                  (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock of the Company, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company;

                  (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other securities of the Company (except for Company Common Stock issued upon the exercise of outstanding Company Options),
(ii) any option or right to acquire any capital stock or any other securities of the Company (except for Company Options described in Part 2.3 of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other securities of the Company;

                  (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any Company Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

                  (f) there has been no amendment to the Company's certificate of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (g) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since December 31, 1999, exceeds $100,000;

                  (h) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract;

                  (i) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial


                                       10.

rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

                  (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

                  (k) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

                  (l) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

                  (m) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

                  (n) the Company has not changed any of its methods of accounting or accounting practices in any respect, except to the extent, if any, required by GAAP;

                  (o) the Company has not made any Tax election;

                  (p) the Company has not commenced or settled any Legal Proceeding;

                  (q) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

                  (r) the Company has not agreed or committed to take any of the actions referred to in clauses (c) through (q) above.

         2.6 TITLE TO ASSETS.

                  (a) The Company owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet, and (ii) all assets referred to in Parts 2.7 and 2.8 of the Company Disclosure Schedule and all of the Company's rights under the Material Contracts. Except as set forth in Part 2.6(a) of the Company Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.


                                       11.

                  (b) Part 2.6(b) of the Company Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to or by the Company. All such leases and licenses are valid and enforceable against the parties thereto.

         2.7 BANK ACCOUNTS; RECEIVABLES.

                  (a) Part 2.7(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution. Such information consists of the name of the bank or financial institution, the account number and the balance as of the date hereof.

                  (b) Part 2.7(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of April 30, 2000. Except as set forth in Part 2.7(b) of the Company Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since April 30, 2000 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $5,000 in the aggregate).

         2.8 EQUIPMENT; LEASEHOLD.

                  (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

                  (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.8 of the Company Disclosure Schedule.

         2.9 PROPRIETARY ASSETS.

                  (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Company that are material to the business of the Company. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $10,000 with respect to, each Proprietary Asset that is licensed or otherwise made available to the Company by any Person and is material to the business of the Company and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to the Company. The Company has good and valid title to all of the

                                       12.

Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The Company has a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset that is material to the business of the Company with respect to which such other Person has any rights. Except as set forth in Part 2.9(a)(v) of the Company Disclosure Schedule, there is no Company Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.

                  (b) The Company has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Company Proprietary Assets. Without limiting the generality of the foregoing, except as set forth in Part 2.9(b) of the Company Disclosure Schedule, (i) all current and former employees of the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent, and (ii) all current and former consultants and independent contractors to the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement for consultants and independent contractors previously delivered to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor of or to the Company has any right, claim or interest in or with respect to any Company Proprietary Asset.

                  (c) To the Knowledge of the Company: (i) all patents, trademarks, service marks and copyrights held by the Company that are material to its business are valid, enforceable and subsisting; (ii) none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by the Company is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and the Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use


                                       13.

of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Company Proprietary Asset.

                  (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. The Company has not (i) licensed any of the material Company Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

         2.10 CONTRACTS.

                  (a) Part 2.10(a) of the Company Disclosure Schedule identifies:

                           (i) each Company Contract relating to the employment
of, or the performance of services by, any current employee, consultant or independent contractor;

                           (ii) each Company Contract relating to the
acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

                           (iii) each Company Contract imposing any restriction
on the Company's right or ability to (A) compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, sell any product or other asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

                           (iv) each Company Contract creating or involving any
agency relationship or distribution arrangement;

                           (v) each Company Contract relating to the
acquisition, issuance or transfer of any securities;

                           (vi) each Company Contract relating to the creation
of any Encumbrance with respect to any material asset of the Company;

                           (vii) each Company Contract involving or
incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

                           (viii) each Company Contract creating or relating to
any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                           (ix) each Company Contract relating to the purchase
or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

                           (x) each Company Contract constituting or relating to
a Government Contract or Government Bid;


                                       14.

                           (xi) any other Company Contract that was entered into
outside the ordinary course of business or was inconsistent with the Company's past practices;

                           (xii) any other Company Contract that has a term of
more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

                           (xiii) any other Company Contract that contemplates
or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

Company Contracts in the respective  categories described in clauses (i) through
(xiii) above are referred to in this Agreement as "MATERIAL CONTRACTS."

                  (b) The Company has delivered to Parent accurate and complete copies of all written Material Contracts, including all amendments thereto. Part 2.10(b) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Contract identified in Part 2.10(a) and Part 2.10(b) of the Company Disclosure Schedule is valid and in full force and effect, and, to the Knowledge of the Company, is enforceable by the Company in accordance with its terms.

                  (c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule:

                           (i) the Company has not violated or breached, or
committed any default under, any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract;

                           (ii) to the Knowledge of the Company, no event has
occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

                           (iii) since the Company's inception, the Company has
not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and

                           (iv) the Company has not waived any of its material
rights under any Material Contract.

                  (d) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

                                       15.

                  (e) The Material Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

                  (f) Part 2.10(f) of the Company Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since December 31, 1999 and which, when duly executed and delivered, would constitute a Material Contract.

         2.11 LIABILITIES; FEES, COSTS AND EXPENSES. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified in the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company since April 30, 2000 in the ordinary course of business and consistent with the Company's past practices; (iii) liabilities under the Material Contracts, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Material Contracts; (iv) liabilities for expenses including the fees and expenses of counsel and accountants incurred in connection with this Agreement and the other transactions contemplated hereby, which in the aggregate will not exceed $50,000; and (v) the liabilities identified in Part 2.11(a) of the Company Disclosure Schedule.

         2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since its inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Company Disclosure Schedule, since its inception the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

         2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Company Disclosure
Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Material Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since its inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. Since the date of its inception, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.


                                       16.

         2.14 TAX MATTERS.

                  (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "COMPANY RETURNS") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since the Company's inception which have been requested by Parent.

                  (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the inception of the Company through the Closing Date in accordance with GAAP, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

                  (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.14(c) of the Company Disclosure Schedule, there have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Part 2.14(c) of the Company Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

                  (d) Except as set forth in Part 2.14(d) of the Company Disclosure Schedule, no claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

                  (e) Except as set forth in Part 2.14(e) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that,

                                       17.

considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 280G or Section 162 of the Code. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

         2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

                  (a) Part 2.15(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "PLANS") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("EMPLOYEE"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $25,000 in the aggregate. Part 2.15(a) of the Company Disclosure Schedule sets forth the citizenship status of every employee of the Company (whether such employee is a United States citizen or otherwise) and, with respect to non-United States citizens, identifies the visa or other similar permit under which such employee is working for the Company and the dates of issuance and expiration of such visa or other similar permit.

                  (b) Except as set forth in Part 2.15(b) of the Company Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the Knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "PENSION PLAN").

                  (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Company Disclosure Schedule (the "WELFARE PLANS"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

                  (d) With respect to each Plan, the Company has delivered to
Parent:

                           (i) an accurate and complete copy of such Plan
(including all amendments thereto);

                           (ii) an accurate and complete copy of the annual
report, if required under ERISA, with respect to such Plan for the last two years;

                                       18.

                           (iii) an accurate and complete copy of the most
recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

                           (iv) if such Plan is funded through a trust or any
third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

                           (v) accurate and complete copies of all Contracts
relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

                           (vi) an accurate and complete copy of the most recent
determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

                  (e) The Company is not required to be, and, to the Knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the Knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in
Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

                  (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

                  (g) Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

                  (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

                                       19.

                  (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

                  (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

                  (k) Except as set forth in Part 2.15(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

                  (l) Part 2.15(l) of the Company Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

                  (m) Part 2.15(m) of the Company Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

                  (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

                  (o) Except as set forth in Part 2.15(o) of the Company Disclosure Schedule, the Company has good labor relations, and has no reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

         2.16 ENVIRONMENTAL MATTERS. The Company is in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company's

                                       20.

compliance in all material respects with any Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Company Disclosure Schedule. For purposes of this Agreement: (i) "ENVIRONMENTAL LAW" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "MATERIALS OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

         2.17 INSURANCE. Part 2.17 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Company Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Company Disclosure Schedule is in full force and effect. Since the Company's inception, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

         2.18 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.18 of the Company Disclosure Schedule: (a) no Related Party (as defined below) has, and no Related Party has at any time since the Company's inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since the Company's inception been, indebted to the Company; (c) since the Company's inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since the Company's inception competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). For purposes of this Agreement each of the following shall be deemed to be a "RELATED PARTY": (i) each individual who is, or who has at any time since the Company's inception been, an officer of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such


                                       21.

individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

         2.19 LEGAL PROCEEDINGS; ORDERS.

                  (a) Except as set forth in Part 2.19 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of the Company, except as set forth in Part 2.19(a) of the Company Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

                  (b) Except as set forth in Part 2.19(b) of the Company Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

                  (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

         2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement (subject to the approvals referred to in the immediately following sentence); and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors and this Agreement and the Merger have been Unanimously approved by the board of directors of the Company (subject to the approvals referred to in the immediately following sentence). The affirmative vote of (i) a majority of the shares of Company Common Stock and Preferred Stock of the Company, voting together as a single class (on an as-converted-basis), (ii) a majority of the shares of Company Common Stock, voting together as a single class and (iii) a sixty-six and two-thirds percent (66 2/3%) of the shares of Preferred Stock of the Company, voting as a separate class (on an as-converted-basis) are the only votes of the stockholders of the Company needed to approve the principal terms of this Agreement and approve the Merger and the transactions contemplated hereby (the "REQUIRED COMPANY STOCKHOLDER VOTE"). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                                       22.

         2.21 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.21 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's certificate of incorporation or bylaws, or (ii) any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors;

                  (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

                  (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

                  (d) result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to
(i) declare a default or exercise any remedy under any such Material Contract,
(ii) accelerate the maturity or performance of any such Material Contract, or
(iii) cancel, terminate or modify any such Material Contract; or

                  (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Company Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

         2.22 FINDER'S FEE. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                       23.

         2.23 FULL DISCLOSURE.

                  (a) This Agreement (including the Company Disclosure Schedule) does not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

                  (b) The information supplied by the Company for inclusion in the Information Statement (as defined in Section 5.2) will not, as of the date the Required Company Stockholder Vote is obtained, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 3. EPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company as follows:

         3.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all corporate power and authority required to conduct its business in the manner in which its business is currently being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Merger Sub has been formed for the purpose of consummating the Merger and has had no significant operations.

         3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors and by Parent as the sole stockholder of Merger Sub. No vote of Parent's stockholders is needed to approve this Agreement or the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.3 CAPITALIZATION. The authorized capital stock of Parent consists of:
(i) 40,000,000 shares of Parent Common Stock ($.001 par value per share), of which 21,055,709 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Preferred Stock ($.001 par value per share), none of which have been issued and are outstanding as of the date of this Agreement. As of the date of this Agreement, 1,749,444 shares of Parent Common Stock are reserved for issuance under Parent's Long Term Incentive Plan and other

                                       24.

employee benefit plans, of which options to purchase 1,490,800 shares are outstanding as of the date of this Agreement, 40,130 shares of Parent Common Stock are reserved for issuance under Parent's 401(k) Plan, and 1,487,938 shares of Parent Common Stock are reserved for issuance pursuant to the terms of outstanding warrants. Except as set forth above, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; or (iii) Contract under which Parent is or may become obligated to sell or otherwise issue any shares of capital stock or any other securities of Parent. Prior to the Effective Time, Parent shall have duly reserved out of its authorized and unissued capital stock that number of shares of Parent Common Stock sufficient to satisfy Parent's obligations to issue Parent Common Stock upon the exercise of Company Options and Company Warrants assumed by Parent pursuant to Section 1.6.

         3.4 SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) Parent has made available to the Company accurate and complete copies (including exhibits thereto) of (i) its annual report on Form 10-K for the year ended September 30, 1999, (ii) its Notice of Annual Meeting and Proxy Statement for its 2000 Annual Meeting of Stockholders, (iii) its quarterly report on Form 10-Q for the period ending March 31, 2000, (iv) its quarterly report on Form 10-Q for the period ending December 31, 1999, and (iv) its current report on Form 8-K as filed February 5, 2000 (collectively, with such exhibits, the "PARENT SEC DOCUMENTS.") As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied (or if amended or superseded by a filing after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and
(ii) none of the Parent SEC Documents contained (or if amended or superseded by a filing after the date of this Agreement, will contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal year-end audit adjustments which adjustments are not expected to be material in nature; and (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations of Parent for the periods covered thereby.

         3.5 NO CONFLICT. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of the Merger


                                       25.

or any of the other transactions contemplated by this Agreement, will directly or indirectly, (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a violation of (i) any provisions of Parent's or Merger Sub's respective certificate of incorporation or bylaws, or (ii) any resolution adopted by Parent's stockholders or board of directors or any committee of Parent's or Merger Sub's respective boards of directors; or

                  (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the Assets owned or used by Parent or Merger Sub, is subject.

         3.6 VALID ISSUANCE. Subject to Section 1.5(c) and subject to the Company's compliance with Section 5.2, the shares of Parent Common Stock to be issued pursuant to Section 1.5(a)(i) will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

         3.7 NO MATERIAL ADVERSE EFFECT. Between March 31, 2000, and the date of this Agreement, there has been no change in the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

         3.8 LEGAL PROCEEDINGS. There is no pending Legal Proceeding, and to the Knowledge of Parent, no Person has threatened to commence any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

         3.9 INFORMATION SUPPLIED. The information supplied by Parent for inclusion in the Information Statement will not, as of the date the Required Company Stockholder Vote is obtained, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

         4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "PRE-CLOSING PERIOD"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access upon reasonable notice and during normal business hours to the Company's Representatives, personnel and assets and to all existing books, records, Contracts, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Contracts, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

                                       26.

         4.2 OPERATION OF THE COMPANY'S BUSINESS. During the Pre-Closing Period:

                  (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

                  (b) the Company shall use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

                  (c) the Company shall use its commercially reasonable efforts to keep in full force and effect all insurance policies identified in Part 2.17 of the Company Disclosure Schedule;

                  (d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

                  (e) except as set forth in Part 4.2(e) of the Company Disclosure Schedule, the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock of the Company, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities of the Company (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

                  (f) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other securities of the Company, (ii) any option or right to acquire any capital stock or other securities of the Company, or (iii) any instrument convertible into or exchangeable for any capital stock or other securities of the Company (except that the Company shall be permitted to issue shares of Company Common Stock (x) to employees and directors upon the exercise of Company Options outstanding as of the date of this Agreement, and
(y) upon the conversion of shares of Preferred Stock of the Company outstanding as of the date of this Agreement);

                  (g) except as set forth in Part 4.2(g) of the Company Disclosure Schedule, the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of any Company Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement (unless acceleration of vesting is required under any Company Stock Option Plan, Company Option or other agreement in effect or outstanding as of the date of this Agreement);

                  (h) except as expressly permitted by this Agreement, the Company shall not amend or permit the adoption of any amendment to the Company's certificate of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction

                                       27.

(except that the Company may issue shares of Company Common Stock upon the conversion of shares of outstanding Preferred Stock of the Company);

                  (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

                  (j) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $10,000 in the aggregate;

                  (k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

                  (l) the Company shall not (i) except in the ordinary course of business, acquire, lease or license any right or other asset from any other Person, (ii) except in the ordinary course of business, sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for rights or assets acquired, leased, licensed, disposed of or relinquished by the Company pursuant to Contracts that are not Material Contracts;

                  (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;

                  (n) the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees except under pre-existing agreements, or (iii) hire any new employee;

                  (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

                  (p) the Company shall not make any Tax election;

                  (q) the Company shall not commence or settle any material Legal Proceeding;

                  (r) the Company shall not agree or commit to take any of the actions described in clauses (e) through (q) above.

Notwithstanding the foregoing, the Company may take any action described in clauses (a) through (r) above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld.

                                       28.

         4.3 NOTIFICATION BY COMPANY; UPDATES TO COMPANY DISCLOSURE SCHEDULE.

                  (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

                           (i) the discovery by the Company of any event,
condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

                           (ii) any event, condition, fact or circumstance that
occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                           (iii) any breach of any covenant or obligation of the
Company; and

                           (iv) any event, condition, fact or circumstance that
would make the timely satisfaction of any condition set forth in Section 6 or
Section 7 impossible or unlikely.

                  (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or
(ii) determining whether any condition set forth in Section 6 has been satisfied.

         4.4 NOTIFICATION BY PARENT; UPDATES.

                  (a) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

                           (i) the discovery by Parent of any event, condition,
fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement;

                           (ii) any event, condition, fact or circumstance that
occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or


                                       29.

discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                           (iii) any breach of any covenant or obligation of
Parent; and

                           (iv) any event, condition, fact or circumstance that
would make the timely satisfaction of any condition set forth in Section 6 or
Section 7 impossible or unlikely.

         4.5 NO NEGOTIATION. Except as set forth in Part 4.5 of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not, and shall not authorize or permit any Representative of the Company to, directly or indirectly:

                  (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

                  (b) participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

                  (c) entertain, consider, or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

         The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Transaction. The Company shall promptly notify Parent in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company during the Pre-Closing Period.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

         5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

         5.2 INFORMATION STATEMENT.

                  (a) As promptly as practicable, but in any event within seven days, after the date of this Agreement, both Parent and the Company shall prepare an information statement describing the Merger and the transactions contemplated thereby (the "INFORMATION STATEMENT"), and the Company shall mail or otherwise deliver to the Company stockholders such Information Statement along with a written consent of the Company stockholders requesting that the


                                       30.

Company stockholders approve the principal terms of this Agreement and the Merger. Both Parent and the Company shall use diligent efforts to cause the Information Statement to comply with the information requirements of Rule 502 of Regulation D promulgated under the Securities Act ("RULE 502"). Parent shall promptly furnish information concerning Parent that may be required to satisfy the information requirements of Rule 502 in connection with any action contemplated by this Section 5.2. If any event relating to the Company or Parent occurs, or if the Company or Parent becomes aware of any information, in either case that should be disclosed in an amendment or supplement to the Information Statement, then the Company or Parent, as the case may be, shall promptly prepare such amendment or supplement, and the Company shall promptly distribute the same to the stockholders of the Company. Each party shall take all actions reasonably necessary or advisable to exempt the issuance of the Parent Common Stock to be issued in the Merger under Rule 506 of Regulation D promulgated under the Securities Act. In connection with the distribution of the Information Statement to the Company stockholders, the Company shall include, and shall use its diligent efforts to cause each Company stockholder to complete and return, an investor status questionnaire in a form provided by Parent (the "STATUS LETTER"). To the extent that Parent reasonably determines that a Company stockholder is not an "accredited investor" (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act), the Company agrees that it shall use its diligent efforts to cause all such Company stockholders to use a "purchaser representative" (as defined in Rule 501(h)) to assist such Company stockholders in evaluating the Information Statement and the investment decisions represented by this Agreement, the Merger and the transactions contemplated hereby.

                  (b) Prior to the Effective Time, Parent and the Company shall use reasonable efforts to obtain all regulatory approvals and other information (including obtaining properly completed Status Letters from each Company stockholder) needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of capital stock of the Company has an address of record on the record date for determining the stockholders entitled to notice of and to vote on the principal terms of this Agreement and the Merger; provided however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified, or (ii) to file a general consent to service of process in any jurisdiction.

                  (c) The Company shall take all action reasonably necessary under all applicable Legal Requirements to solicit the written consent of the stockholders of the Company entitled to vote upon the principal terms of this Agreement and the Merger and will, within seven days after the date of this Agreement, mail to each holder of capital stock of the Company a copy of the Information Statement, a form of written consent, a Status Letter and such other documents as Parent deems are necessary to comply with applicable law or are otherwise reasonably appropriate. The Company shall use its commercially reasonable efforts to ensure that the Required Company Stockholder Vote will be obtained as promptly as practicable (and in any event within fifteen days) after the Information Statement is first sent to the stockholders of the Company. The Company shall use its diligent efforts to ensure that the Required Company Stockholder Vote is obtained in compliance with all applicable Legal Requirements.

                                       31.

                  (d) The board of directors of the Company shall Unanimously recommend that the Company's stockholders approve the principal terms of this Agreement and the Merger. The Information Statement shall include a statement to such effect. Neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the Unanimous recommendation of the board of directors of the Company that the Company's stockholders approve the principal terms of this Agreement and the Merger. For purposes of this Agreement, said recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be Unanimous.

         5.3 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger, provided that nothing herein shall be deemed to prohibit Parent from making any public disclosure Parent deems necessary or appropriate under applicable Legal Requirements.

         5.4 AMENDMENT OF EMPLOYMENT AGREEMENTS. The Company shall use all reasonable efforts to cause the individuals listed in Section 6.5(f) of this Agreement, to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Amendment to Employment Agreement in the form of EXHIBIT J.

         5.5 DILIGENT EFFORTS. During the Pre-Closing Period, (a) the Company shall use its diligent efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their diligent efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

         5.6 TAX MATTERS. Prior to the Closing, Parent and the Company shall execute and deliver to Cooley Godward LLP and to Gray Cary Ware & Freidenrich LLP tax representation letters in substantially the form of EXHIBIT F (which will be used in connection with the legal opinions contemplated by Sections 6.5(f) and 7.3(b)). Neither Parent, Merger Sub, nor the Company will take any action, or will fail to take any action, either before or after the Closing of the Merger, which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

         5.7 TERMINATION OF AGREEMENTS. Prior to the Closing, the Company shall enter into an agreement, reasonably satisfactory in form and content to Parent (and conditioned and effective upon the Closing), terminating all agreements relating to stockholders' rights (including but not limited to (i) the Investor Rights Agreement dated March 27, 1998, as amended on May 18, 1999 and December 23, 1999, (ii) the Amended and Restated Voting Agreement dated May 18, 1999,
(iii) the Stockholder Rights and Restriction Agreement dated August 6, 1998 between Cytovia and Aurora BioSciences Corporation and (iv) the Stockholder Rights and Restriction Agreement dated March, 2000 between Cytovia and Axys Pharmaceuticals Corporation, unless otherwise agreed to by Parent.


                                       32.

         5.8 STATUS LETTER AND RELEASE. At the Closing, each of the Company stockholders shall execute and deliver to the Company a Status Letter and Release in the form of EXHIBIT G.

         5.9 TERMINATION OF EMPLOYEE PLANS. At the Closing, the Company shall terminate the Company Stock Option Plans. All other employee benefit plans of the Company shall either (i) remain in place and be assumed by Parent, or (ii) be terminated to the extent Parent has established reasonably comparable replacement plans. For each such plan that is terminated, the Company shall take reasonable steps to ensure that no employee or former employee of the Company has any rights under any of such plans and that any liabilities of the Company under such plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished.

         5.10 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

         The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

         6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company in this Agreement (as modified by the Company Disclosure Schedule as delivered to Parent as of the date of this Agreement) and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement, and as of the Closing Date as if made on the Closing Date, it being understood that for purposes of determining the accuracy of the representations and warranties, the following shall be disregarded: (i) any "Material Adverse Effect" qualification or other materiality qualifications contained in such representations and warranties, and
(ii) any inaccuracy, that, when considered together with all other inaccuracies of such representations and warranties, does not have and would not reasonably be expected to have a Material Adverse Effect on the Company.

         6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

         6.3 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

         6.4 CONSENTS. All Consents set forth on Part 2.21 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

                                       33.

         6.5 AGREEMENTS AND DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

                  (a) Lock-up Agreements in the form of EXHIBIT H executed by all of the Company's stockholders;

                  (b) a properly completed and executed Status Letter and Release from each stockholder of the Company in the form of EXHIBIT G;

                  (c) the confidential invention and assignment agreements, which have previously been delivered by the Company to Parent, as executed by all employees and former employees of the Company and by all consultants and independent contractors and former consultants and former independent contractors to the Company who have not already signed such agreements;

                  (d) an estoppel certificate from the Company's landlord, dated as of a recent date prior to the Closing Date and satisfactory in form and content to Parent;

                  (e) a legal opinion of Gray Cary Ware & Freidenrich LLP, dated as of the Closing Date, in the form of EXHIBIT I;

                  (f) Amendment to Employment Agreement in the form of EXHIBIT J, executed by each of Richard Canote, Prasad Sunkara, Ben Tseng, Jeffery Vick and Eckard Weber;

                  (g) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.7);

                  (h) written resignations of all directors of the Company, effective as of the Effective Time;

                  (i) a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company representing that the conditions set forth in Sections 6.1 and 6.2 have been duly satisfied (the "COMPANY COMPLIANCE CERTIFICATE"); and

                  (j) a list setting forth the name and address of each Company stockholder entitled to receive the Merger Shares pursuant to Section 1.5(a)(i).

         6.6 CONVERSION OF PREFERRED STOCK. Each outstanding share of the Company's Preferred Stock shall have been converted to Company Common Stock prior to the Closing.

         6.7 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation (subject to notice of issuance) on Nasdaq.

                                       34.

         6.8 NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall not have been any change in the business, condition, capitalization, assets, liabilities, prospects, operations or financial performance of the Company that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

         6.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

         6.10 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries or the Company any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (d) which would materially and adversely affect the right of Parent or the Company or any of its Subsidiaries to own the assets or operate the business of the Company.

         6.11 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable probability of an outcome that could have a Material Adverse Effect on the Company or any of its Subsidiaries or a material adverse effect on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Company or any of its Subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which would affect adversely the right of Parent or the Company or any of its Subsidiaries to own the assets or operate the business of the Company or any of its Subsidiaries.

         6.12 TERMINATION OF EMPLOYEE PLANS. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans, if any, referred to in Section 5.9.

         6.13 FIRPTA COMPLIANCE. Parent shall have received the statement referred to in Section 5.10(a) and the Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.10(b).

         6.14 SATISFACTORY COMPLETION OF PRE-MERGER REVIEW. Regardless of any disclosure made on the Disclosure Schedule, Parent shall have satisfactorily completed its pre-merger


                                       35.

investigation and review of the Company's business, condition, assets, liabilities, operations, financial performance, net income and prospects and shall be satisfied with the results of that investigation and review.

         6.15 GRANT OF STOCK OPTIONS. The Company shall have granted those certain stock option agreements to purchase 108,700 shares of the Company's Common Stock that were approved at the May 11, 2000 meeting of the Company's Board of Directors.

         6.16 CANCELLATION OF STOCK. The Company shall have cancelled and terminated those certain 16,000 shares of the Company's Common Stock held by Beverly S. Packard and Akira Komoriya, principals of OncoImmunin, Inc., as described in Section 7 of that certain Settlement Agreement dated January 26, 2000 by and between the Company and OncoImmunin, Inc.

         6.17 FULLY DILUTED COMPANY SHARE AMOUNT. The Fully Diluted Company Share amount shall be equal to 4,532,029 shares.

         6.18 DISSENTING SHARES. The holders of no more than 5% of the total shares of Company Common Stock and Preferred Stock of the Company shall have perfected or be entitled to exercise dissenters' rights under Chapter 13 of the CCC or rights of appraisal under Section 262 of the DGCL.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

         The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

         7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement, and as of the Closing Date as if made on the Closing Date, it being understood that for purposes of determining the accuracy of the representations and warranties, the following shall be disregarded: (i) any "Material Adverse Effect" qualification or other materiality qualifications contained in such representations and warranties, and
(ii) any inaccuracy, that does not, when considered together with all other inaccuracies of such representations and warranties, does not have and would not reasonably be expected to have a Material Adverse Effect on Parent.

         7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

         7.3 DOCUMENTS. The Company shall have received the following documents:

                  (a) a legal opinion of Cooley Godward llp, dated as of the Closing Date, in the form of EXHIBIT K;

                                       36.

                  (b) a legal opinion of Gray Cary Ware & Freidenrich LLP dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.7); and

                  (c) a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent representing and warranting that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

         7.4 STOCKHOLDER APPROVAL. The principal terms of this Agreement and the Merger shall have been duly approved by the Required Company Stockholder Vote.

         7.5 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation (subject to notice of issuance) on Nasdaq.

         7.6 NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall not have been any change in the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

         7.7 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 8. TERMINATION

         8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

                  (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

                  (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

                  (c) by Parent if any of the Company's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of the Company's covenants contained in this Agreement shall have been breached in any material respect; PROVIDED, HOWEVER, that Parent may not terminate this Agreement under this Section 8.1(c) on account of an inaccuracy in the Company's representations and warranties that is curable by the Company or on account of a breach of a


                                       37.

covenant by the Company that is curable by the Company unless the Company fails to cure such inaccuracy or breach within 30 days after receiving written notice from Parent of such inaccuracy or breach;

                  (d) by the Company if any of Parent's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Parent's covenants contained in this Agreement shall have been breached in any material respect; PROVIDED, HOWEVER, that the Company may not terminate this Agreement under this Section 8.1(d) on account of an inaccuracy in Parent's representations and warranties that is curable by Parent or on account of a breach of a covenant by Parent that is curable by Parent unless Parent fails to cure such inaccuracy or breach within 30 days after receiving written notice from the Company of such inaccuracy or breach;

                  (e) by Parent if the Closing has not taken place on or before June 23, 2000 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement) unless such Closing has been extended by the mutual agreement of the Company and Parent;

                  (f) by the Company if the Closing has not taken place on or before June 23, 2000 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation of the Company set forth in this Agreement) unless such Closing has been extended by the mutual agreement of the Company and Parent;

                  (g) by the mutual consent of Parent and the Company; or

                  (h) by Parent if the Company issues any shares of Preferred Stock or other securities (other than securities permitted to be issued under Section 4.2(f)) of the Company prior to the Closing Date.

         8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c), Section 8.1(e) or Section 8.1(h), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

         8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; PROVIDED, HOWEVER, that: (a) such termination shall not preclude a party from seeking and obtaining a court decree or order of specific performance or mandamus to enforce the observance and performance of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.3.

                                       38.

SECTION 9. REGISTRATION RIGHTS

         9.1 REGISTRATION STATEMENT.

                  (a) As promptly as practicable after the Closing (and in any event within 30 days after the Closing), Parent shall (at its own expense) prepare and file with the SEC a registration statement on Form S-3 (the "REGISTRATION STATEMENT") registering for resale the shares of Parent Common Stock to be issued pursuant to Sections 1.5(a)(i) and upon the exercise of any Company Warrants assumed by Parent pursuant to Section 1.6 (such shares of Parent Common Stock being referred to collectively as the "REGISTRABLE SECURITIES"). Parent shall use commercially reasonable efforts: (a) to cause the Registration Statement to be declared effective by the SEC as soon as practicable after filing with the SEC; and (b) cause the Registration Statement to remain effective until the earlier of (i) the second anniversary of the Closing Date, or (ii) the date on which all of the Registrable Securities have been sold.

                  (b) Parent shall (at its own expense):

                           (i) prepare and file with the SEC such amendments to
the Registration Statement, and such supplements to the related prospectus, as may be required in order to comply with the applicable provisions of the Securities Act;

                           (ii) promptly furnish to the holders of Registrable
Securities such numbers of copies of a prospectus conforming to the requirements of the Securities Act as they may reasonably request in order to facilitate the disposition of the Registrable Securities covered by the Registration Statements; and

                           (iii) use reasonable efforts to register and qualify
the Registrable Securities under the securities laws of such states as the holders of Registrable Securities may reasonably request, PROVIDED, HOWEVER, that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any of such states.

                  (c) Notwithstanding anything to the contrary contained herein, no Person who receives Parent Common Stock in the Merger shall have any rights under this Section 9 unless such Person (i) executes a written agreement satisfactory in form and content to Parent, confirming that such Person wishes to be allowed to sell Parent Common Stock pursuant to the Registration Statements and agrees to be bound by the applicable provisions of this Section 9, which written agreement shall be delivered to the Company stockholders with the Information Statement contemplated by Section 5.2, and (ii) delivers such written agreement (as executed by such Person) to Parent within 10 days after the Closing. A Person who receives Registrable Securities in the Merger pursuant to Section 1.5(a)(i) and who executes and delivers such an agreement is referred to in this Section 9 as a "PARTICIPATING HOLDER."

                  (d) Notwithstanding anything to the contrary contained herein, all of Parent's obligations under this Section 9.1 (including its obligation to file and maintain the effectiveness of the Registration Statements) shall terminate and expire as to the earliest date on which all Registrable Securities can be sold without registration pursuant to Rule 144(k) under the

                                       39.

Securities Act at which time Parent shall, upon receipt of appropriate supporting documentation as may be reasonably requested by Parent, authorize removal of the restrictive legend on the applicable stock certificate.

         9.2 INDEMNIFICATION.

                  (a) Parent agrees to indemnify, to the extent permitted by law, each Participating Holder against all Damages suffered by such Participating Holder as a result of any untrue or alleged untrue statement of material fact contained in either of the Registration Statements or in the related prospectus or preliminary prospectus (or in any amendment thereof or supplement thereto) or as a result of any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such untrue statement or omission or alleged untrue statement or omission results from or is contained in any information furnished in writing to Parent by such Participating Holder for use therein or results from such Participating Holder's failure to deliver a copy of the Registration Statements or related prospectus (or any amendment thereof or supplement thereto) after Parent has furnished such Participating Holder with a sufficient number of copies thereof.

                  (b) In connection with the Registration Statement, each Participating Holder (i) shall furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with such Registration Statement or the related prospectus, and (ii) to the extent permitted by law, will indemnify Parent, its directors and officers and each Person who controls Parent (within the meaning of the Securities Act) against all Damages resulting from any untrue or alleged untrue statement of material fact contained in such Registration Statement or in the related prospectus or preliminary prospectus (or in any amendment thereof or supplement thereto) or from any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission or alleged untrue statement or omission results from or is contained in any information or affidavit furnished in writing by such Participating Holder.

                  (c) Any Person entitled to indemnification under this Section 9 will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification, and (ii) unless in the indemnified party's reasonable judgment a conflict of interest exists between the indemnified party and the indemnifying party with respect to such claim, permit the indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any consent to the entry of any judgment or any settlement made by the indemnified party without the indemnifying party's consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will pay the fees and expenses of only one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest exists between such indemnified party and any other indemnified party with respect to such claim (in which case the indemnifying party will pay the fees and expenses of additional counsel).

                                       40.

         9.3 TRANSFERABILITY OF REGISTRATION RIGHTS. The rights of Participating Holders under this Section 9 are not transferable except in connection with: (a) a transfer by will or intestacy; (b) estate planning transfers consisting of gifts to the spouse or issue of the transferor, or to a charity qualified under
Section 501(c)(3) of the Code; or (c) a distribution of any of the Registrable Securities, without additional consideration, to the underlying beneficial owners thereof (such as the general partners, limited partners, stockholders or trust beneficiaries of a Company stockholder), in which event in each such case such transferee or distributee shall be deemed to be a "Participating Holder" for purposes of this Section 9. In the event of such a transfer under this
Section 9.3, Parent shall file an amendment to the Form S-3 Registration Statement then in effect naming each of the distributees as a selling shareholder. Parent shall effect such amendment promptly after such Participating Holders request and receipt by Parent of the names of such distributees and respective number of shares allocated to each. If a transfer pursuant to this Section 9.3 occurs prior to the first anniversary of the Closing, then the transferee or distributee shall be required to comply with any remaining applicable provisions of Section 9.1(c), if any.

         9.4 DELAY OF REGISTRATION; SUSPENSION.

                  (a) Parent may delay the filing or effectiveness of the Registration Statement for a period not to exceed 30 days (as may be extended as permitted below) in the event that Parent, in its reasonable judgment after consultation with counsel, believes that there is or may be in existence material nonpublic information or events involving Parent, the failure of which to be disclosed in the prospectus included in the Registration Statement could result in a violation of the Securities Act, the Exchange Act or any provision of any state securities law. In the event Parent exercises such delay right under this Section 9.4(a), such delay shall continue for the period of time, and only such period of time, reasonably necessary for disclosure to occur at a time that is not detrimental to Parent or its stockholders or until such time as the information or event is no longer material, each as determined in good faith by Parent after consultation with counsel; but in no event beyond 60 days after the Closing. Parent will promptly give the Participating Holders notice of any such delay and prompt notice of the cessation of delay. In the event Parent reasonably believes that any of the foregoing circumstances are continuing and warrant the delay of the filing or effectiveness of the Registration Statement beyond such 30-day period, it may, with the consent of the holders of a majority of the Registrable Securities (which consent may be withheld in the reasonable discretion of such holders) extend such 30-day period for one additional 30-day period. Parent will use all reasonable efforts to minimize the length of any delay under this Section 9.4(a); provided however that nothing contained in this
Section 9.4(a) shall be deemed to require Parent to make any disclosures.

                  (b) At any time after the Registration Statement has been declared effective, Parent may suspend the use of the Registration Statement for a period not to exceed five business days (as may be extended as permitted below), and the Participating Holders hereby agree not to offer or sell any Registrable Securities pursuant to the Registration Statement during any such period after receiving notice of such suspension, at any time when Parent, in its reasonable judgment after consultation with counsel, believes that there is or may be in existence material nonpublic information or events involving Parent, the failure of which to be disclosed in the prospectus included in the Registration Statement could result in a violation of the Securities

                                       41.

Act, the Exchange Act or any provision of any state securities law; provided that Parent may exercise such suspension right no more than three times in any one-year period, with the first such year to commence on the Closing Date. In the event Parent exercises such suspension right under this Section 9.4(b), such suspension shall continue for the period of time, and only such period of time, reasonably necessary for disclosure to occur at a time that is not detrimental to Parent or its stockholders or until such time as the information or event is no longer material, each as determined in good faith by Parent after consultation with counsel, but in no event beyond five business days. Parent will promptly give the Participating Holders notice of any such suspension and prompt notice of the cessation of suspension. In the event Parent reasonably believes that any of the foregoing circumstances are continuing and warrant suspension of the use of the Registration Statement beyond such five business-day period, it may, with the consent of the holders of a majority of the Registrable Securities (which consent may be withheld in the reasonable discretion of such holders) extend such five business-day period for one additional five business-day period. Parent will use all reasonable efforts to minimize the length of any suspension under this Section 9.4(b); provided however that nothing contained in this Section 9.4 shall be deemed to require Parent to make any disclosures.

         9.5 AMENDMENT. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 9 may be amended by Parent at any time with the consent of the holders of a majority of the Registrable Securities (which consent shall not be unreasonably withheld).

SECTION 10. MISCELLANEOUS PROVISIONS

         10.1 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

         10.2 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and
(d) the consummation of the Merger.

         10.3 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the

                                       42.

prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         10.4 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                  IF TO PARENT:

                  Maxim Pharmaceuticals, Inc.
                  8899 University Center Lane, Suite 400
                  San Diego, CA 92121
                  Attn:  Dale A. Sander
                  Fax:  (858) 453-5005

                  WITH A COPY TO:

                  Cooley Godward LLP
                  4365 Executive Drive, Suite 1100
                  San Diego, CA  92121
                  Attn:  Kay Chandler, Esq.
                  Fax: (858) 453-3555


                  IF TO THE COMPANY:

                  Cytovia, Inc.
                  6650 Nancy Ridge Drive
                  San Diego, CA 92121
                  Attn: ______________
                  Fax:  (858) 860-2300


                  WITH A COPY TO:

                  Gray Cary Ware & Freidenrich LLP
                  4365 Executive Drive, Suite 1600
                  San Diego, CA 92121
                  Attn:  T. Knox Bell, Esq.
                  Fax:  (858) 677-1477

         10.5 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

                                       43.

         10.6 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         10.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         10.8 GOVERNING LAW. The corporate law of the state of Delaware shall govern issues related to the relative rights of Parent's stockholders and all other issues shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

         10.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Neither the Company nor Parent shall assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person; provided, however, that Parent may assign any or all of its rights under this Agreement, in whole or in part, to any wholly-owned subsidiary of Parent without obtaining the consent or approval of any other party hereto or of any other Person, but may not delegate any of its obligations to issue Parent Common Stock.

         10.10 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

         10.11 WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         10.12 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto, except as provided in Section 10.5.

                                       44.

         10.13 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         10.14 PARTIES IN INTEREST. Except for the provisions of Sections 1.5 and 1.6, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

         10.15 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the [Mutual Non-Disclosure Agreement executed by Parent and the Company on May ___, 2000] shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

         10.16 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall not survive the Closing. The representations and warranties of Parent contained in this Agreement shall survive for a period of one year following the Closing.

         10.17 CONSTRUCTION.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

         10.18 NEGOTIATION OF DISPUTES. If a dispute arises between the parties relating to the interpretation or performance of this Agreement, including any right of setoff, and the parties cannot resolve the dispute within 30 days of a written request by either party to the other, such

                                       45.

dispute shall be referred to the Chief Executive Officer, Chief Financial Officer or General Counsel of Parent and Chief Executive Officer, Chief Financial Officer or General Counsel of the Company for resolution. Such persons shall hold a meeting to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within 10 business days after such meeting, the Chief Executive Officer, Chief Financial Officer or General Counsel of Parent and the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company have not succeeded in negotiating a resolution of the dispute, such dispute may be resolved through arbitration pursuant to Section 10.19.

         10.19 ARBITRATION. Disputes that have not been successfully resolved pursuant to Section 10.18, with the exception of any claim for a temporary restraining order or preliminary or permanent injunctive relief to enjoin any breach or threatened breach hereof, shall be settled by a panel of three arbitrators with such arbitration to be held in San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All arbitrators must be knowledgeable in the subject matter at issue in the dispute. The arbitrators shall make their decision in accordance with the terms of this Agreement and applicable law. Each party shall initially bear its own costs and legal fees associated with such arbitration and the parties shall split the cost of the arbitrators. The prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such arbitration. The decision of the arbitrators shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, shall survive the expiration or termination of this Agreement for any reason. The arbitrators shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages or award any damages in excess of any limitations set forth in this Agreement.

                                       46.

         The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

                             MAXIM PHARMACEUTICALS, INC.,
                             a Delaware corporation.


                             By: /s/ LARRY G. STAMBAUGH
                                 -------------------------------------------
                             Name: Larry G. Stambaugh
                                   -----------------------------------------
                             Title: Chairman and Chief Executive Officer
                                    ----------------------------------------


                             M-80  ACQUISITION  CORP., a
                             Delaware corporation.


                             By: /s/ DALE A. SANDER
                                 -------------------------------------------
                             Name: Dale A. Sander
                                   -----------------------------------------
                             Title: President
                                    ----------------------------------------


                             CYTOVIA, INC.,
                             a Delaware corporation.


                             By: /s/ ECKARD WEBER
                                 -------------------------------------------
                             Name: Eckard Weber
                                   -----------------------------------------
                             Title: President and Chief Executive Officer
                                    ----------------------------------------

                                    EXHIBITS


Exhibit A  -  Certain definitions

Exhibit B  -  Form of Amended and Restated Articles of Incorporation of
              Surviving Corporation

Exhibit C  -  Form of Restated Bylaws of the Surviving Corporation

Exhibit D  -  Directors and officers of Surviving Corporation

Exhibit E  -  Reserved

Exhibit F  -  Forms of tax representation letters

Exhibit G  -  Form of Release

Exhibit H  -  Form of Lock-up

Exhibit I  -  Form of legal opinion of Gray Cary Ware & Freidenrich LLP

Exhibit J  -  Form of Amendment to Employment Agreement

Exhibit K  -  Form of legal opinion of Cooley Godward llp

                   SCHEDULES AND EXHIBITS EXCLUDED FROM FILING

         The following is a brief description of schedules and exhibits that were omitted pursuant to Item 601(b)(2) of Regulation S-K.

         1. Schedule of Exceptions. The Schedule of Exceptions contains exceptions to the representations and warranties contained in this Agreement and Plan of Merger and reorganization.

         2. Exhibit B. Exhibit B contains the form of Amended and Restated Certificate of Incorporation of the surviving entity in this Agreement and Plan of Merger.

         3. Exhibit C. Exhibit C contains the form of Restated Bylaws of the surviving entity in this Agreement and Plan of Merger and reorganization.

         4. Exhibit D. Exhibit D lists the directors and officers of the surviving entity in this Agreement and Plan of Merger and reorganization.

         5. Exhibit F. Exhibit F contains the form of tax representation letter signed by each party, which made certain factual representations that were important to the analysis of the tax-free nature of the merger.

         6. Exhibit G. Exhibit G contains a form of Status Letter and Release signed by each of the selling stockholders of Cytovia. The Status Letter and Release includes certain factual representations by the stockholder and a general release of claims.

         7. Exhibit H. Exhibit H is the form of lock up agreement which is filed as a separate exhibit.

         8. Exhibit I and K. Exhibit I and K contain the form of legal opinion delivered at the closing of the merger by each party's legal counsel.

         9. Exhibit J. Exhibit J contains amendments to certain employment agreements Cytovia had with certain of its employees related to severance benefits.

Maxim Pharmaceuticals, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

                  (i) any sale, license, lease, exchange, transfer, disposition or acquisition of any portion of the business or assets of the Company or any direct or indirect subsidiary or division of the Company, except for immaterial amounts of the business or assets in the ordinary course of business;

                  (ii) the issuance, grant, disposition or acquisition of (A) any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company (other than issuances of Company Common Stock pursuant to options outstanding as of the date hereof), (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; or

                  (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction or series of related transactions involving the Company or any direct or indirect subsidiary of the Company.

         AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

         COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

         COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

         COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

         COMPANY SOURCE CODE. "Company Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

         COMPANY STOCK OPTION PLANS. "Company Stock Option Plans" shall mean the Company's 1998 Equity Incentive Plan and the Company's 2000 Equity Incentive Plan.

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         GAAP. "GAAP" shall mean generally accepted accounting principles, applied on a basis consistent with the basis on which the Company Financial Statement.

         GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

         GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

         HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         KNOWLEDGE. An individual shall be deemed to have "Knowledge" or be aware of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent and comprehensive investigation concerning the truth or existence of such fact or other matter.

         The Company shall be deemed to have "Knowledge" of a particular fact or other matter if any of the following officers or management employees has Knowledge of such fact or other matter: Eckard Weber (Chief Executive Officer), Richard Canote (Vice President Finance and Operations; Secretary; Chief Financial Officer), Jeffery S. Vick (Vice President Corporate Development), and Prasad Sunkara (Executive Vice President Research and Development).

         LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Company Compliance Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) has had or would reasonably be expected to have a material adverse effect on the Company's business, condition, prospects, assets, liabilities, operations or financial performance. A violation or other matter will be deemed to have a "Material Adverse Effect" on Parent if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Parent Compliance Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) has had or would reasonably be expected to have a material adverse effect on Parent's business, condition, assets, liabilities, operations or financial performance; PROVIDED THAT the following shall not constitute a Material Adverse Effect on Parent: (i) matters generally affecting the biotechnology industry that do not disproportionately affect Parent, or (ii) any decline in the price of Parent's Common Stock. Provided further, that any event or occurrence which has had or would reasonably be expected to have a material adverse effect on Parent's business, condition, assets, liabilities, operations or financial performance that would ordinarily need to be publicly disclosed under the Securities and Exchange Act of 1934, as amended, shall be considered to constitute a Material Adverse Effect on Parent.

         NASDAQ. "Nasdaq" shall mean the Nasdaq National Market.

         PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

         PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, cell lines, samples of assay components, formulations, experimental work, clinical data customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SEC. "SEC" shall mean the United States Securities and Exchange Commission.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

         SUBSIDIARY. Any Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

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

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

         TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         UNANIMOUS OR UNANIMOUSLY. "Unanimous" or "Unanimously" when referring to approval or recommendation by the Company's board of directors shall mean the affirmative vote, consent or approval of all directors duly elected and voting on the Merger.



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